EXHIBIT L.2


                              BINGHAM MCCUTCHEN LLP
                               150 Federal Street
                                Boston, MA 02110


                                                          August 30, 2006


Chapman and Cutler LLP
111 West Monroe Street
Chicago, Illinois 60603

First Trust Tax-Advantaged Preferred Income Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532

        RE: First Trust Tax-Advantaged Preferred Income Fund - Series M Auction Preferred Shares
               ------------------------------------------------------------


Ladies and Gentlemen:

        We have acted as special Massachusetts counsel to First Trust Tax-Advantaged Preferred Income Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's registration statement on Form N-2 filed with the Securities and Exchange Commission (the "Commission") on July 14, 2006 (the "Initial Filing") as such registration statement is proposed to be amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on or about August 30, 2006 (as proposed to be amended, the "Registration
Statement") with respect to 880 of its Series M Auction Preferred Shares, with a liquidation preference of $25,000 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

        In connection with the furnishing of this opinion, we have examined the following documents:

        (a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

        (b) a copy of the Fund's Declaration of Trust (the "Declaration") on file in the office of the Secretary of the Commonwealth of Massachusetts;

        (c) a draft of the Fund's Statement Establishing and Fixing the Rights and Preferences of Series M Auction Preferred Shares attached as Appendix C to the Statement of Additional Information included in the draft referred to in (f) below (the "Statement");

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        (d) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, Statement, By-Laws and resolutions adopted by the Fund's Board of Trustees at a meeting held on June 12, 2006 (the "Resolutions");

        (e) a conformed copy of the Initial Filing; and

        (f) a draft, which we received on August 25, 2006, of Pre-Effective Amendment No. 1 to the Initial Filing to be filed with the Commission (the "Amendment").

        In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

        We note that the Resolutions, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions, as incorporated in minutes, when finalized and approved by the Fund's Board of Trustees, will be in substantially the form attached to such certificate. We have also assumed that the Amendment will be duly filed with the Commission in substantially the form of the draft referred to in (f) above, that the Statement will be duly completed, executed and delivered in substantially the form included in such draft and in accordance with the Resolutions, and that the Statement will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts. We have further assumed that the Fund's Declaration, the Statement and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

        This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

        This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Fund's Declaration or

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By-Laws refer to, incorporate or require compliance with the Investment Company
Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations.

        We understand that all of the foregoing assumptions and limitations are acceptable to you.

        Based upon and subject to the foregoing, please be advised that it is our opinion that:

        1. The Fund has been formed and is validly existing under the Fund's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

        2. The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

        This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            Bingham McCutchen LLP